Exhibit 99.1

Paulson & Co. to Acquire Steinway Musical Instruments for $40 Per Share

WALTHAM, Mass., Aug. 14, 2013 — Steinway Musical Instruments, Inc. (“Steinway” or the “Company”) (NYSE: LVB) and investment firm Paulson & Co. Inc. (“Paulson”) today announced that entities affiliated with Paulson and the Company have entered into a definitive merger agreement (the “Paulson Merger Agreement”) for the acquisition of the Company in a transaction valued at approximately $512 million.  Upon the completion of the transaction, Steinway will become a privately held company.

On August 13, 2013, Kohlberg & Company delivered notice to Steinway that it would not match the terms of the Paulson Merger Agreement. Subsequently, Steinway terminated its previously announced merger agreement with Kohlberg and will pay the firm a termination fee of approximately $6.7 million.

Under the terms of the Paulson Merger Agreement, an affiliate of Paulson is required to commence a tender offer to acquire all outstanding shares of the Company’s common stock for $40.00 per share in cash.  The Company’s Board of Directors, representing all of the disinterested directors, unanimously recommends that stockholders tender their shares in the Paulson tender offer once it is launched.

John Paulson, President of Paulson & Co. Inc., said, “Steinway has a 160-year history of manufacturing the highest quality pianos and musical instruments.  The Company’s proven business model and highly skilled employees provide a strong foundation on which to expand.  We fully intend to maintain the superb quality of Steinway’s musical instruments, which are the finest in the world.”

Michael Sweeney, Chairman and CEO of Steinway stated, “The Company conducted a comprehensive “go-shop” process resulting in Paulson’s offer, which reflects the attractive value of the Company’s heritage and growth opportunities. At $5.00 per share more than the offer from Kohlberg, this transaction provides shareholders significant additional value for their investment.  At the same time, our employees, dealers, artists, and customers can rest assured that Steinway will be in excellent hands under John Paulson’s stewardship.  He shares the Company’s commitment to the musical community and embraces our strategies to fully leverage our premier brands and extend our market leadership.  We look forward to much success in this next chapter for Steinway.”

The tender offer is required to be commenced within 5 business days and to remain open for at least 20 business days after launch.  Any shares not tendered in the tender offer will be acquired in a second-step merger at the same cash price as paid in the tender offer.

Closing of the tender offer is conditioned upon customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and receipt of German antitrust approvals.  The offer is not subject to a financing condition.  The transaction is expected to close in late September.

The Paulson Merger Agreement does not provide for a “go-shop” period, but the Company is permitted to respond to unsolicited offers in certain circumstances, and ultimately, to accept a Superior Proposal (as defined in the Paulson Merger Agreement) until the closing of the tender offer, subject to payment of a termination fee of approximately $13.4 million.

Allen & Company LLC is serving as financial advisor to the Company in this transaction.  Skadden, Arps, Slate, Meagher & Flom LLP and Gibson, Dunn & Crutcher LLP are acting as legal advisors to the Company.  Akin Gump Strauss Hauer & Feld LLP is acting as Paulson’s legal advisor.

About Steinway Musical Instruments, Inc.

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

About Paulson & Co. Inc.

Paulson & Co. Inc. is an investment management firm with approximately US$18 billion in assets under management and has offices in New York, London and Hong Kong.

Notice to Investors

The Paulson tender offer for the outstanding common stock of the Company referred to in this press release has not yet commenced.  This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.  The solicitation and the offer to buy shares of the Company’s common stock will be made pursuant to an offer to purchase and related materials that Paulson intends to file with the Securities and Exchange Commission (the “SEC”).  At the time the tender offer is commenced, Paulson will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer.  These materials will be sent free of charge to all stockholders of the Company when available.  In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements with respect to the tender offer and related transactions, including the benefits expected from the acquisition and the expected timing of the completion of the transaction.  When used in this press release, the words “can,” “will,” “intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements.  Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including uncertainties regarding the timing of the closing of the transaction, uncertainties as to the number of stockholders of the Company who may tender their stock in the tender offer, the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, and general economic and business conditions.  The Company does not assume any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.  Risk factors that could cause actual results of the tender offer to differ materially include the following: failure to obtain any regulatory approvals or satisfy conditions to the transaction, the inability to obtain adequate financing, the risk that the Company’s businesses will suffer due to uncertainty related to the transaction, the competitive environment in our industry and competitive responses to the transaction as well as risk factors set forth above.  Further information on factors that could affect the Company’s financial results is provided in documents filed by the Company with the SEC, including the Company’s recent filings on Form 10-Q and Form 10-K.

Company Contact:	Investor Relations Contact:
Julie A. Theriault	Jody Burfening
Steinway Musical Instruments, Inc.	LHA
(781) 894-9770	(212) 838-3777
ir@steinwaymusical.com	jburfening@lhai.com

Paulson Contact:
Dawn Dover
Kekst and Company
(212) 521-4817
dawn-dover@kekst.com